October 14, 2010

Mr. Doug Jones

Division of Corporate Finance

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-3561

Re:	PACCAR Inc
Form 10-K for Fiscal Year Ended December 31, 2009
Form 10-Q for the Quarterly Period Ended June 30, 2010
File No. 001-14817

Dear Mr. Jones:

This letter confirms that you granted PACCAR’s request for additional business days to respond to the comment letter. Accordingly we intend to file our response on or before November 15, 2010.

Sincerely,

/s/ Michael T. Barkley
Michael T. Barkley
Vice President and Controller

CC:	Mr. Lyn Shenk

P.O. Box 1518 Bellevue, Washington 98009 Telephone (425) 468-7400

PACCAR Building 777-106th Avenue N.E. Bellevue, Washington 98004